                             METRA BIOSYSTEMS, INC.

                                       and

                        THE FIRST NATIONAL BANK OF BOSTON

                                  Rights Agent










                               AMENDMENT NO. 1 TO

                        PREFERRED SHARES RIGHTS AGREEMENT


                          Dated as of January 17, 1997

                                  AMENDMENT NO. 1
                                         TO
                          PREFERRED SHARES RIGHTS AGREEMENT



     This Amendment No. 1 to Preferred Shares Rights Agreement, dated January 17, 1997, amends that certain Preferred Shares Rights Agreement (the "Rights Agreement"), dated as of August 21, 1996 between Metra Biosystems, Inc., a California corporation (the "Company"), and The First National Bank of Boston (the "Rights Agent").

     On January 17, 1997, the Company's Board of Directors authorized an amendment of the Rights Agreement to increase certain threshold percentages required for a Person (as defined in the Rights Agreement) to become Acquiring Person (as defined in the Rights Agreement).

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended and restated to read in full as follows:

          (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person either (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person; or (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable of a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a).

     2. Section 3(c) of the Rights Agreement is hereby amended and restated to read in full as follows:

          (c) Unless the Board of Directors, by resolution adopted at or before the time of the issuance (including pursuant to the exercise of rights under the Company's benefit plans) of any Common Shares, specifies to the contrary, Rights shall be issued in respect of all Common

Shares that are issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date or, in certain circumstances provided in Section 22 hereof, after the Distribution Date. Certificates representing such Common Shares shall also be deemed to be certificates for Rights, and shall bear the following legend:

     This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Metra Biosystems, Inc. and The First National Bank of Boston as the Rights Agent, dated as of August 21, 1996, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Metra Biosystems, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Metra Biosystems, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

With respect to such certificates containing the foregoing legend, until the earlier of (i) the Distribution Date or (ii) the Expiration Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

     3. All references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby.

     4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Preferred Shares Rights Agreement to be duly executed as of the day and year first above written.

                            METRA BIOSYSTEMS, INC.

                            By:    /S/ KURT E. AMUNDSON
                               -------------------------------------------------
                            Name:  Kurt E. Amundson
                                 -----------------------------------------------
                            Title: Chief Financial Officer
                                  ----------------------------------------------

                            THE FIRST NATIONAL BANK OF BOSTON

                            By:    /s/ KATHERINE S. ANDERSON
                               -------------------------------------------------
                            Name:  Katherine S. Anderson
                                 -----------------------------------------------
                            Title: Admin. Manager
                                  ----------------------------------------------